AMENDMENT NO. 2
TO INVESTMENT SUB-ADVISORY AGREEMENT

This Amendment to the Investment Sub-Advisory Agreement, dated as of August 1, 2013, by and between Olive Street Investment Advisers, LLC (the “Adviser”) and Robert W. Baird & Co. Incorporated (the “Sub-Adviser”) is entered into as of the 9th day of June, 2017 by and among the Adviser, the Sub-Adviser and the Bridge Builder Trust, a Delaware statutory trust located at 615 East Michigan Street, Milwaukee, WI  53202, on behalf of the series of the Trust indicated on Schedule A to this Amendment (each, a “Fund” and collectively, the “Funds”).  All capitalized terms used, but not defined, herein shall have the meanings given to them in the Sub-Advisory Agreement (as defined below).

WITNESSETH:

WHEREAS, the Adviser and the Trust, on behalf of each Fund, have entered into an Investment Advisory Agreement dated as of July 10, 2013, as amended (the “Advisory Agreement”), pursuant to which the Adviser renders investment advisory services to each Fund pursuant to the terms and conditions of the Advisory Agreement;

WHEREAS, pursuant to the authority granted to the Adviser under the Advisory Agreement, the Adviser has retained the Sub-Adviser to render portfolio management services to each Fund pursuant to the terms of the Investment Sub-Advisory Agreement between the Adviser and the Sub-Adviser, dated as of August 1, 2013 (the “Sub-Advisory Agreement”), and the Adviser has agreed to pay the compensation due to the Sub-Adviser under the Sub-Advisory Agreement;

WHEREAS, the Adviser, the Sub-Adviser and the Trust, on behalf of each Fund, desire to have the Fund replace the Adviser as the entity responsible for compensating the Sub-Adviser under the Sub-Advisory Agreement;

WHEREAS, the Adviser, the Sub-Adviser and the Trust, on behalf of each Fund, desire to amend the Sub-Advisory Agreement to add the Trust, on behalf of each Fund, as a named party to the Sub-Advisory Agreement for the sole purpose of paying the compensation due to the Sub-Adviser under the Sub-Advisory Agreement;

WHEREAS, Section 6.(a) of the Sub-Advisory Agreement sets forth the terms and conditions with respect to the compensation payable to the Sub-Adviser by the Adviser for the services rendered to each Fund;

WHEREAS, the Adviser, the Sub-Adviser and the Trust, on behalf of each Fund, desire to amend Section 6.(a) of the Sub-Advisory Agreement to provide that the Fund shall pay the Sub-Adviser all compensation due under the Sub-Advisory Agreement;

WHEREAS, pursuant to Section 12 of the Sub-Advisory Agreement, the Sub-Advisory Agreement may be amended only by a written instrument signed by the Adviser and the Sub-Adviser.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereby agree as follows:

1.	Amendments.

A.
The Sub-Advisory Agreement is hereby amended to add the Trust, on behalf of each Fund, as a named party to the Sub-Advisory Agreement for the sole purpose of paying the compensation due to the Sub-Adviser under Section 6.(a) of the Sub-Advisory Agreement and the Trust, on behalf of each Fund, hereby agrees that each Fund will perform its obligations set forth in Section 6.(a) of the Sub-Advisory Agreement.

B.	Section 6.(a) of the Sub-Advisory Agreement is hereby deleted and replaced with the following:

(a) Each Fund shall pay to the Sub-adviser, and the Sub-adviser agrees to accept, as full compensation for all services furnished or provided to such Fund pursuant to this Agreement a fee, based on the Current Net Assets of the Allocated Portion, as set forth in Schedule A attached hereto and made a part hereof.  Such fee shall be accrued daily and payable monthly, as soon as practicable after the last day of each calendar month.  In the case of termination of this Agreement with respect to the Fund during any calendar month, the fee with respect to the Allocated Portion accrued to, but excluding, the date of termination shall be paid promptly following such termination.  For purposes of computing the amount of sub-advisory fee accrued for any day, “Current Net Assets” shall mean the Allocated Portion’s net assets, managed by the Sub-adviser, as of the most recent preceding day for which the Fund’s net assets were computed.  For the avoidance of doubt, notwithstanding the fact that the Agreement has not been terminated, no fee will be accrued under this Agreement with respect to any day that the value of the Current Net Assets of the Allocated Portion equals zero.

2.
Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Advisers Act and any rules and regulations promulgated thereunder.

3.
Amendments.  Except as specifically amended hereby, the Sub-Advisory Agreement shall continue in full force and effect in accordance with its terms.  This Amendment shall not itself be amended except as part of any future amendment to the Sub-Advisory Agreement effected in accordance with the terms thereof.

4.
Severability and Entire Agreement.  If any provision of this Amendment shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Amendment shall not be affected thereby. This Amendment embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Amendment’s subject matter.

5.	Captions. The captions in this Amendment are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

6.
Counterparts. This Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their officers designated below as of the day and year written above.

BRIDGE BUILDER TRUST on behalf of the series listed on Schedule A hereto	OLIVE STREET INVESTMENT ADVISERS, LLC

By: /s/Ryan Robson	By: /s/Ryan Robson
Name: Ryan Robson	Name: Ryan Robson
Title: President	Title: President

ROBERT W. BAIRD & CO. INCORPORATED

By: /s/ Peter J. Hammond
Name: Peter J. Hammond
Title: MD

Signature Page to the
Amendment to the Investment Sub-Advisory Agreement

Schedule A

Series of Bridge Builder Trust
Bridge Builder Core Bond Fund